Second Amendment
to the "Terms of Agreement,
Option to Purchase the ‘Coyote Springs’ Property,
Graham County, Arizona”

This document is an amendment (“Amendment”) to the "Terms of Agreement, Option to Purchase the ‘Coyote Springs’ Property, Graham County, Arizona”" dated January 28, 2004 ("Agreement") between Nord Resources Corporation ("Nord") and Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC (collectively, the “Vendors”).

Whereas the original Agreement calls for the transfer of 16,666 shares of Nord common stock or US$16,670 to each of the Vendors, at Vendors option, on the twenty-four (24) month anniversary of the signing of the Agreement, such second anniversary date being January 28, 2006 and the parties now desire to amend the Agreement.

Nord and Vendors hereby agree to modify the terms of this transfer as follows. Nord shall not be required to pay to each Vendor either the 16,666 shares or the US$16,670 as defined above. In lieu of the above, Nord shall pay to each Vendor US$7,000 on the date of this Amendment. In addition, within five business days of January 28, 2006 or the execution of the necessary Subscription Agreement by the Vendors, whichever occurs later, Nord shall convey to each of the Vendors a number of common shares of Nord valued at $9,670. The shares shall be priced at the ten day average closing price of the shares prior to the anniversary date of January 28, 2006.

All other terms of the Agreement shall remain in full force and effect.

Dated January 27, 2006

Nord Resources Corporation		Vendors:

By	/s/ Erland A. Anderson	By	/s/ Thornwell Roger
Thornwell Rogers
Its	President

		By	/s/ Daniel P. Laux
South Branch Resources, LLC

		By	/s/ Michael R. Pawlowski
MRPGEO, LLC